July 21, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (714) 667-6860

Mr. Scott D. Peters
Chief Financial Officer
G REIT, Inc.
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA  92705

      Re:	G REIT, Inc.
      Form 10-K for the year ended December 31, 2004
      Filed March 31, 2005
      File No. 000-50261

Dear Mr. Peters:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

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Hewitt Associates, Inc.
December 28, 2004
Page 1